Exhibit 10.34

THIS NOTE IS EXECUTED AND DELIVERED AS PART OF THE CONFIRMED FIRST AMENDED JOINT PLAN OF REORGANIZATION OF BIOVEST INTERNATIONAL, INC., BIOVAX, INC., AUTOVAXID, INC., BIOLENDER, LLC AND BIOLENDER II, LLC, AS MODIFIED, IN THE JOINTLY ADMINISTERED CHAPTER 11 CASE STYLED IN RE: ACCENTIA BIOPHARMACEUTICALS, INC., CASE NO. 8:08-BK-17795-KRM, IN THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, AND IS, THEREFORE, EXEMPT FROM DOCUMENTARY STAMP TAX PURSUANT TO 11 U.S.C. §1146(a).

PLAN SECURED PROMISSORY NOTE

$3,169,223.44	November 17, 2010
Tampa, Florida

FOR VALUE RECEIVED, the undersigned, BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), with a mailing address of 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, hereby promises to pay to the order of CORPS REAL, LLC, an Illinois limited liability company (the “Lender”), with a mailing address of 1602 W. Kimmel Street, Marion, Illinois 62929, up to the maximum principal amount of Three Million One Hundred Sixty-Nine Thousand Two Hundred Twenty-Three and 44/100 Dollars ($3,169,223.44) (the “Principal Amount”), together with interest on the unpaid Principal Amount outstanding from time to time at the rate or rates hereafter specified and on any and all other sums which may be owing to the Lender by the Borrower hereunder.

On November 10, 2008, Accentia Biopharmaceuticals, Inc. and its subsidiaries, including the Borrower, filed their Voluntary Petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”), which cases have been jointly administered under Case No. 8:08-bk-17795-KRM (the “Bankruptcy Cases”). The Borrower has filed a First Amended Joint Plan of Reorganization dated as of August 16, 2010 (as modified, the “Plan”) in the Bankruptcy Cases. On November 2, 2010, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”), and the Plan became effective on November 17, 2010. This Plan Secured Promissory Note (hereinafter, the “Note”) is being executed and delivered pursuant to the terms of the Plan and the Confirmation Order. This Note and the Conversion Shares (as defined below) issuable upon conversion of this Note are issued by the Borrower, pursuant to Section 1145 of the Bankruptcy Code and Article 3.3 of the Plan, in exchange for the Lender’s claims against the Borrower, and are exempt from the requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code.

The following terms shall apply to this Note:

1.        Security and Priority.  As security for payment of the Obligations (as defined below) under this Note, the Borrower and the Lender have entered into that certain Security Agreement of even date herewith (the “Security Agreement”). The Security Agreement and this

Note are sometimes hereinafter referred to as the “Loan Documents.” The Borrower and the Lender have agreed that all Obligations under this Note will be secured by all of the Collateral (as that term is defined in the Security Agreement) of the Borrower, and the liens and security interests granted to the Lender will be senior to all liens and security interests of all other parties in the Collateral, all in accordance with, and as authorized by, the terms of the Plan and the Confirmation Order.

2.        Interest Rate.  Interest shall accrue and be payable on the outstanding Principal Amount at a fixed rate of interest equal to sixteen percent (16.0%) per annum. Interest shall be calculated on the basis of a year of 360 days applied to the actual days on which there exists an unpaid balance under this Note. Interest shall be paid by the Borrower as follows: (i) interest in the amount of ten percent (10%) shall be paid monthly, and (ii) interest in the amount of six percent (6%) shall be accrued and be paid on the Maturity Date.

3.        Term; Maturity Date.  For purposes of this Note and the Security Agreement, the “Maturity Date” shall be November 17, 2012. For the avoidance of doubt, this Note is a balloon promissory note that requires that all indebtedness be paid in full on the Maturity Date.

4.        Repayment Extension.  If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Florida are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest under this Note.

5.        Manner and Application of Payments.  All payments due hereunder shall be paid in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, in immediately available funds, without offset, deduction or recoupment. Any payment by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless the amount due is actually received by the Lender. Each payment shall be applied first, to the payment of any and all costs, fees and expenses incurred by or payable to the Lender in connection with the collection or enforcement of this Note; second, to the payment of all accrued and unpaid interest hereunder; and third, to the payment of the unpaid Principal Amount, or in any other manner which the Lender may, in its sole discretion, elect from time to time.

6.        Option to Convert.  At the option of the Lender, at any time prior to the earlier to occur of (a) the date of the prepayment of this Note in full or (b) the Maturity Date of this Note, the Lender, in its discretion, may convert all or a portion of the outstanding balance of this Note (including any accrued and unpaid interest under this Note) into shares of the common stock, par value $.01 per share (the “Common Stock”), of the Borrower at a conversion rate of $0.75 per share of Common Stock. If the Lender wishes to make a conversion, the Lender shall give notice of such election by delivering a written notice (the “Conversion Notice”) to the Borrower and such Conversion Notice shall provide a breakdown in reasonable detail of the principal and accrued and unpaid interest thereon outstanding under this Note that are being converted and the calculation of the number of shares of Common Stock issuable to the Lender on conversion. The number of shares of Common Stock issuable to the Lender upon any conversion (the “Conversion Shares”) shall be equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under this Note being converted, divided by (b) $0.75. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Conversion Notice. If the Lender has delivered a Conversion Notice, the Borrower shall make the appropriate reduction to the Principal Amount and accrued and unpaid interest thereon outstanding under this Note as entered in its register and its records. The kind of shares or other securities to be issued upon conversion as determined pursuant to this Section 6 shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows: if the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and the accrued and unpaid interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the Lender. The Conversion Shares shall be issued pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof shall be subject to the following provisions: (i) any restrictions or limitations under Rule 144(e) of the Rules and Regulations under the Securities Act, (ii) a limit on the sale of the Conversion Shares in any ninety (90) day period to that number of the Conversion Shares equal to one percent (1%) of the issued and outstanding shares of Common Stock, (iii) a prohibition on the sale of any Conversion Shares for a period of one hundred twenty (120) days following any debt or equity raise by the Borrower of less than $10,000,000.00, (iv) a prohibition on the sale of any Conversion Shares for a period of one hundred eighty (180) days following any debt or equity raise by the Borrower of $10,000,000.00 or more, and (v) in the event the Conversion Shares are issued pursuant to subparagraph (a) above, such shares may not be sold or transferred until after November 17, 2011 (provided, however, that this prohibition on transfer shall not prohibit the transfer of any such shares to a family member of the principal or manager of the Lender or to an entity for the benefit of or controlled by a family member of the principal or manager of the Lender provided that such family member or entity agrees to be bound by the provisions of this Section 6). Any certificate for the Conversion Shares shall contain a legend thereon setting forth the foregoing provisions and restrictions.

7.        Prepayment.    The Borrower may prepay this Note in full at any time without penalty, provided that the Borrower must provide ten (10) days advance written notice to the Lender of the date for any such prepayment.

8.        Obligations.    The term “Obligations” shall mean the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to the Lender by the Borrower of any nature whatsoever under this Note, including all present and future indebtedness and liabilities of the Borrower to the Lender for the payment of money extending to the Principal Amount and all interest, fees, late charges, expense payments, liquidation costs, and expenses provided in this Note, whether similar or dissimilar, related or unrelated, matured or unmatured, direct or indirect, contingent or noncontingent, primary or secondary, alone or jointly with others, now due or to become due, now existing or hereafter created, and whether or not now contemplated. If more than one Obligation is outstanding, each payment may be applied to such of the Obligations as the Lender shall determine in its sole discretion. The Lender and the

Borrower acknowledge and agree that the Principal Amount under this Note shall equal the amount of actual loans made by the Lender to the Borrower hereunder as authorized by the Plan; provided that, the Borrower agrees that it shall not request any additional loan advances under this Note such that the outstanding Principal Amount and all accrued and unpaid interest payable under the Loan Documents shall exceed $3,000,000 in the aggregate.

9.        Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

(a)	the failure of the Borrower to pay any sum due under this Note when due, whether by demand or otherwise, and such sum remains unpaid for five (5) business days after the due date; and

(b)	any other Event of Default described in the Security Agreement.

10.        Rights and Remedies Upon Default.  Upon the occurrence of an Event of Default hereunder, the Lender, in the Lender’s sole discretion and with prior written notice to the Borrower, may: (a) declare the entire outstanding Principal Amount, together with all accrued interest and all other sums due under this Note, to be immediately due and payable, and the same shall thereupon become immediately due and payable without protest, presentment, demand or notice, which are hereby expressly waived; (b) exercise its right of setoff against any money, funds, or credits of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of or on deposit with, the Lender or any affiliate of the Lender in any capacity whatsoever; and (c) exercise any or all rights, powers and remedies provided for in the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise.

11.        Remedies Cumulative.  Each right, power and remedy of the Lender hereunder, under the Loan Documents or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies. No failure or delay by the Lender to insist upon the strict performance of any one or more provisions of this Note or of the Loan Documents or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver thereof or preclude the Lender from exercising any such right, power or remedy. By accepting full or partial payment after the due date of any amount of principal of or interest on this Note, or other amounts payable on demand, the Lender shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal of or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Note.

12.        Collection Expenses.    The Borrower shall pay any and all issue taxes, documentary stamp taxes, and other taxes that may be payable in respect of the issuance or delivery of this Note. If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, the Borrower agrees to pay to the Lender upon demand all costs and expenses, including, without limitation, all attorneys’ fees and court costs incurred by the Lender in connection with the enforcement or collection of this Note (whether or not any action has been commenced by the Lender to enforce or collect this Note). The obligation of the Borrower to pay all such costs and expenses shall not be merged into any judgment by confession against the Borrower. All of such costs and expenses shall bear interest at the rate of interest provided herein, from the date of payment by the Lender until repaid in full.

13.        Maximum Rate of Interest.  Notwithstanding any provision of this Note or the Loan Documents to the contrary, the Borrower shall not be obligated to pay interest pursuant to this Note in excess of the maximum rate of interest permitted by the laws of any state determined to govern this Note or the laws of the United States applicable to loans in such state. If any provisions of this Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable law, then the interest to be paid pursuant to this Note shall be held subject to reduction to the amount allowed under applicable law and any sums paid in excess of the interest rate allowed by law shall be applied in reduction of the principal balance outstanding pursuant to this Note. The Borrower acknowledges that it has been contemplated at all times by the Borrower that the laws of the State of Florida will govern the maximum rate of interest that it is permissible for the Lender to charge the Borrower pursuant to this Note.

14.        Choice of Law.  This Note shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of choice or conflict of law thereunder. Whenever possible, each provision of this Note shall be interpreted to be effective and valid under applicable law. If any provision of this Note is prohibited by or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the other remaining provisions of this Note.

15.        Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the addresses set forth in the first paragraph of this Note. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

16.        Jurisdiction.  THE BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE AND/OR FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER, ON THE ONE HAND, AND THE LENDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE; PROVIDED, THAT THE BORROWER ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE STATE OF ILLINOIS; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER

LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. THE BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE BORROWER AND THE LENDER HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER OR THE LENDER, AS APPLICABLE, AT THE ADDRESS SET FORTH IN THE FIRST PARAGRAPH OF THIS NOTE AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE BORROWER’S OR THE LENDER’S, AS APPLICABLE, ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

17.        Miscellaneous.  The section headings of this Note are for convenience only, and shall not limit or otherwise affect any of the terms hereof. This Note constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior letters, representations or agreements, oral or written, with respect thereto. No modification, release or waiver of this Note shall be deemed to be made by the Lender unless in writing signed by the Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved. This Note shall inure to the benefit of and be enforceable by the Lender and shall be binding upon and enforceable against the Borrower and the Borrower’s successors and assigns. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

IN WITNESS WHEREOF, the Borrower has duly executed this Note as of the day and year first hereinabove set forth.

BIOVEST INTERNATIONAL, INC.,
a Delaware corporation

By:	David D. Moser
Name:	David D. Moser
Title:	Secretary/Director of Legal Affairs